EXHIBIT 16.1

April 25, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Broadway Financial Corporation and, under the date of February 15, 2005, we reported on the consolidated financial statements of Broadway Financial Corporation as of and for the years ended December 31, 2004 and 2003. On April 19, 2004, we declined to stand for re-appointment as principal accountants. We have read Broadway Financial Corporation’s statements included under Item 4.01 of its Form 8-K dated April 19, 2005, and we agree with the statements, except that were are not in a position to agree or disagree with the following statements: (a) the audit committee of the board of directors of the company made a decision to seek competitive bids for the audit, (b) after a comprehensive review of proposals the audit committee recommended that the board of directors engage Crowe Chizek and Company LLP as the Company’s auditor, (c) the board of directors approved the selection of Crowe Chizek, or (d) the statements made in the fourth paragraph under Item 4.01.

Very truly yours,

/s/ KPMG LLP